Exhibit 99

FOR IMMEDIATE RELEASE

3M Reports Record First Quarter Sales and Earnings

- First Quarter Reported EPS up 58.1% to $1.85 per share -

ST. PAUL, Minn. - April 26, 2007 - 3M (NYSE: MMM) today reported record first-quarter 2007 earnings of $1.4 billion or $1.85 per share, up 52.2 percent and 58.1 percent, respectively, from the first quarter of 2006. First quarter 2007 net income includes a net gain of $422 million, or $0.57 per share, from the sale of the company’s branded pharmaceuticals business in Europe, net of various other special items (a-c).

“Our strategy for achieving higher growth while maintaining superior financial returns is working well, as evidenced by this quarter’s broad-based growth and profitability,” said George W. Buckley, 3M chairman, president and CEO. “Quarterly sales grew by 6.1 percent, reaching an all-time high, and we delivered record net income - all while investing in additional capacity to build and sustain growth in the future. Importantly, we were able to overcome the impact of the pharmaceutical business divestiture, as sales improved by almost 10 percent ex-pharma and earnings grew at double-digit rates. Our exceptionally strong start in 2007 gives me great confidence in our people around the world to keep accelerating growth and leveraging it to the bottom line.”

Executive Summary

•                  Revenues of $5.9 billion, up 6.1 percent from 2006. Excluding the impact of divested branded pharmaceuticals business, sales increased nearly 10 percent.

•                  Local currency sales, including the impact of acquisitions, up 7.4 percent from 2006.

•                  Negative 3.8 percent impact on sales growth due to divesture of branded pharmaceuticals business.

•                  Reported operating income for the quarter increased 53.5 percent to $2.1 billion including $653 million net benefit from special items (a-c).

•                  Reported net income of $1.4 billion up 52.2 percent including $422 million of after-tax net benefit from special items (a-c).

•                  Reported earnings per share of $1.85, up 58.1 percent from 2006 including $0.57 net benefit from special items (a-c).

•                  Returned $1.5 billion to shareholders through cash dividend and repurchase of shares.

Key Financial Highlights

First-quarter worldwide sales in U.S. dollars totaled $5.9 billion, up 6.1 percent compared to the first quarter of 2006.  Local-currency sales including acquisitions increased 7.4 percent, and foreign exchange impacts added 2.5 percent in the quarter. Divestitures, namely the recent sale of the company’s branded pharmaceuticals business, reduced reported sales growth by 3.8 percent.  Local-currency sales including acquisitions increased 20.4 percent in Health Care, 15 percent in Safety, Security and Protection Services, 8.2 percent in Consumer and Office, 4 percent in Industrial and Transportation, and 1.2 percent in Electro and Communications. Local-currency sales decreased by 0.8 percent in Display and Graphics, largely due to difficult year-on-year comparisons resulting from last year’s first-quarter inventory buildup within the LCD industry.

First-quarter net income was $1.4 billion, or $1.85 per share, versus $899 million, or $1.17 per share, in the first quarter of 2006. Net income and earnings per share increased 52.2 percent and 58.1 percent, respectively. The divested pharmaceuticals business contributed 5 cents per share in the comparable quarter last year. First quarter 2007 net income included a net profit of $422 million, or $0.57 per share, due to a gain on the sale of the branded pharmaceuticals business in Europe that closed in January, net of various other special items (a-c).

“The great strength of our brands, manufacturing capabilities and broad geographic distribution network, combined with the tremendous efforts across the company to invigorate 3M’s core businesses are producing tangible results,” said Buckley. “Our ability to deliver products that embody innovative 3M technology to make our customers more successful will accelerate growth well into the future.”

Business Segment Discussion

Industrial and Transportation

•                  Sales increased 6.7 percent to $1.8 billion.

•                  Sales up 4 percent in local currencies, including 0.9 percent from acquisitions.

•                  Growth strongest in industrial adhesives and tapes, automotive aftermarket and abrasives businesses.

•                  Solid international performance with growth led by Europe and Asia Pacific.

•                  Solid operational performance, with profits up 8.2 percent and operating margin of 23 percent.

Health Care

•                  Sales of $962 million, up 24.4 percent excluding impact of divestiture of branded pharmaceutical business.

•                  Local-currency sales growth of 20.4% including 5.6% from acquisitions; all health care businesses generating significant growth, led by drug delivery systems.

•                  Pharma divestiture reduced reported sales by 24.9%.

•                  Operating income increased 12.7% excluding Pharma and special items.

•                  Sales growing in all geographic regions, led by U.S. and Europe.

•                  3M ESPE “Most Innovative Company” in dental industry for second consecutive year.

Display and Graphics

•                  Sales up slightly to $921 million, a first-quarter record.

•                  Outstanding sales and profit performance in commercial graphics.

•                  LCD industry inventories now better balanced with consumer demand, unlike last year. Optical film sales down year-on-year as a result.

•                  Observing more rational capital expansion plans from big LCD OEMs.

•                  Profits were $295 million; strong operational discipline drove 32 percent margin.

Consumer and Office

•                  Sales increased 9.9 percent to $814 million.

•                  Local-currency sales growth was 8.2 percent, including a point of growth due to the acquisition of Nylonge.

•                  DIY retail channel rebounds from Q4 with double-digit sales and profit growth.

•                  Solid growth in consumer mass retail channel.

•                  Broad-based sales growth performance led by US and Europe.

•                  Awarded “Global Supplier of the Year.” by Staples, Inc.

•                  Outstanding leverage with profits up 18.1 percent; margins up 150 basis points to 21.7 percent.

Safety, Security and Protection Services

•                  Sales were $758 million, up 18.7 percent.

•                  Growth in local currency of 15 percent, including 10 percent from acquisitions, primarily Security Printing Systems, Ltd.

•                  Broad-based sales growth led by respiratory protection, window film and cleaning solutions for commercial buildings and corrosion protection products.

•                  Sequential rebound in roofing granules but sales still down year-on-year.

•                  Intense focus on operational excellence drove a 14.9 increase in profits.

Electro and Communications

•                  Sales increased 3.6 percent to $668 million.

•                  Local-currency growth of 1.2 percent, primarily acquisition-driven.

•                  Outstanding sales and profit growth in electrical markets, with new products driving growth.

•                  Double-digit growth in communications markets; global infrastructure build continues to fuel 3M growth.

•                  Sales declines in flexible circuits and other electronic solutions.

•                  Relentless focus on productivity drove operating margin of 16.6 percent; margins were a record 19.5 percent excluding special items.

Outlook

3M also reiterated its 2007 sales and earnings expectations. The company continues to expect 2007 earnings per share to be in the range of $5.20 to $5.45. This includes an estimated full year 2007 gain, net of costs from special items, of approximately $0.60 to $0.70 per share, primarily due to the sale of the company’s branded pharmaceuticals business in Europe. 3M also expects full-year, local-currency sales growth, adjusted for the divestiture of its branded pharmaceuticals business, to be between 6 and 10 percent, which includes approximately 1.8 percentage points from acquisitions closed as of today. Including the branded pharmaceuticals sales in 2006, total local-currency sales growth for 2007 is expected to be between 2 and 6 percent.

George W. Buckley, and Patrick D. Campbell, senior vice president and chief financial officer, will conduct an investor teleconference at 9 a.m. Eastern Time (8 a.m. Central Time) today. Investors can access a Webcast of this conference, along with related charts and materials, at http://investor.3M.com.

Forward-Looking Statements

This news release contains forward-looking information (within the meaning of the Private Securities Litigation Reform Act of 1995) about the company’s financial results and estimates, business prospects, and products under development that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic conditions; (2) competitive conditions and customer preferences; (3) foreign currency exchange rates and fluctuations in those rates; (4) the timing and acceptance of new product offerings; (5) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (6) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (7) generating less productivity improvements than estimated; and (8) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2006 (the “Report”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Report under Part I, Item 1A, “Risk Factors.” The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

About 3M - A Global, Diversified Technology Company

Every day, 3M people find new ways to make amazing things happen. Wherever they are, whatever they do, the company’s customers know they can rely on 3M to help make their lives better. 3M’s brands include Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti. Serving customers around the world, the people of 3M use their expertise, technologies and global strength to lead in major markets including consumer and office; display and graphics; electronics and telecommunications; safety, security and protection services; health care; industrial and transportation.

Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti are trademarks of 3M.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three-months ended March 31
	2007	2006
Net sales	$5,937	$5,595
Operating expenses
Cost of sales	3,022	2,721
Selling, general and administrative expenses	1,281	1,183
Research, development and related expenses	319	322
Gain on sale of pharmaceuticals business (a)	(786)	—
Total	3,836	4,226
Operating income	2,101	1,369
Interest expense and income
Interest expense	38	22
Interest income	(28)	(8)
Total	10	14
Income before income taxes and minority interest	2,091	1,355
Provision for income taxes	708	443

Minority interest	15	13
Net income	$1,368	$899

Weighted average common shares outstanding – basic	729.3	754.4
Earnings per share – basic	$1.88	$1.19

Weighted average common shares outstanding – diluted	741.3	768.6
Earnings per share – diluted	$1.85	$1.17

Cash dividends paid per common share	$0.48	$0.46

3M Company and Subsidiaries

SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME INFORMATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Millions, except per-share amounts)

(Unaudited)

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), the company also discusses non-GAAP measures that exclude special items. Operating income, net income, and diluted earnings per share measures that exclude special items are not in accordance with, nor are they a substitute for, GAAP measures. Special items represent significant charges or credits that are important to an understanding of the company’s ongoing operations. The company uses these non-GAAP measures to evaluate and manage the company’s operations. The company believes that discussion of results excluding special items provides a useful analysis of ongoing operating trends. The determination of special items may not be comparable to similarly titled measures used by other companies.

The reconciliation provided below reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures for the three months ended Mar. 31, 2007.

	Three-months ended Mar. 31, 2007
			Diluted
			earnings
	Operating	Net	per
	income	income	share
Reported GAAP measure	$2,101	$1,368	$1.85

Special items:
Gain on sale of pharmaceuticals business in Europe (a)	(786)	(506)	(0.68)
Restructuring actions (b)	12	9	0.01
Environmental liabilities (c)	121	75	0.10
Adjusted Non-GAAP measure	$1,448	$946	$1.28

(a)          In January 2007, 3M completed the sale of its global branded pharmaceuticals business in Europe. 3M received proceeds of $817 million from this transaction and recognized a pre-tax gain of $786 million in the first quarter of 2007. In December 2006, 3M completed the sale of its global branded pharmaceuticals business in the United States, Canada, and Latin America region and the Asia Pacific region, including Australia and South Africa. In connection with all of these transactions, 3M’s Drug Delivery Systems Division (DDSD) entered into agreements whereby it became a source of supply to the acquiring companies. The Company expects annual revenues of approximately $100 million from these supply arrangements. Such outsourcing arrangements involve a lower profitability than the other product and service offerings of most of our existing Health Care businesses. Because of the extent of 3M cash flows from these agreements in relation to those of the disposed-of businesses, the operations of the branded pharmaceuticals business are not classified as discontinued operations.

(b)         During the fourth quarter of 2006, the Company completed the identification of restructuring actions to be taken and obtained approvals from the appropriate level of management, resulting in a restructuring charge. In the first quarter of 2007 the Company recorded an additional net pre-tax restructuring charge of $12 million. The Company incurred additional restructuring expenses, primarily fixed and intangible asset impairments related to the Electro and Communications segment. In the Health Care segment, employee-related restructuring liabilities were adjusted to reflect current estimates of Health Care employee-related restructuring expenses.

(c)          Various environmental regulatory developments occurred during the first quarter of 2007, including increased regulatory activity in Minnesota and the receipt of a permit to begin work addressing perfluoronated compounds in the soil and groundwater at the Company’s manufacturing facility in Decatur, Alabama. The Company also recently completed a comprehensive review with environmental consultants regarding its other environmental liabilities which include the estimated costs of addressing trace amounts of perfluoronated compounds in drinking water sources in the City of Oakdale and Lake Elmo, Minnesota, as well as presence in the soil and groundwater at the Company’s manufacturing facilities in Decatur, Alabama and Cottage Grove, Minnesota and at several former disposal sites in Minnesota. As a result of these regulatory developments and of that review, the Company increased its accrued liabilities by $121 million in the first quarter of 2007 to address these planned remediation activities.  The company expects that most of the spending will occur over the next three to seven years. This quarter’s expense was recorded in selling, general and administrative expenses.

No adverse human health effects are caused by perflouronated compounds at current levels of exposure.  This conclusion is supported by a large body of research including laboratory studies and epidemiology studies of exposed employees. This research has been published in peer-reviewed scientific journals and shared with the EPA and global scientific-community.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	Mar. 31, 2007	Dec. 31, 2006	Mar. 31, 2006
ASSETS
Current assets
Cash and cash equivalents	$1,697	$1,447	$912
Marketable securities	589	471	384
Accounts receivable – net	3,444	3,102	3,105
Inventories	2,714	2,601	2,379
Other current assets	1,282	1,325	1,141
Total current assets	9,726	8,946	7,921
Marketable securities – non-current	526	166	9
Investments	282	314	284
Property, plant and equipment – net	5,991	5,907	5,574
Prepaid pension and postretirement benefits (d)	427	395	2,859
Goodwill, intangible assets and other assets (e)	5,787	5,566	4,696
Total assets	$22,739	$21,294	$21,343

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$2,831	$2,506	$1,343
Accounts payable	1,441	1,402	1,342
Accrued payroll	543	520	492
Accrued income taxes	915	1,134	932
Other current liabilities	1,774	1,761	1,348
Total current liabilities	7,504	7,323	5,457
Long-term debt	1,771	1,047	1,291
Other liabilities (d)	3,410	2,965	3,606
Total liabilities	12,685	11,335	10,354
Total stockholders’ equity – net (d)	10,054	9,959	10,989
Shares outstanding
March 31, 2007: 720,204,691 shares
December 31, 2006: 734,362,802 shares
March 31, 2006: 753,931,681 shares
Total liabilities and stockholders’ equity	$22,739	$21,294	$21,343

(d)         As of December 31, 2006, the Company adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” This standard required employers to recognize the underfunded or overfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position. As a result of the implementation of SFAS No. 158, the Company recognized an after-tax decrease in accumulated other comprehensive income (which is part of stockholders’ equity) of approximately $1.9 billion and reversed prepaid pension and postretirement benefit long-term assets of approximately $2.5 billion. Other liabilities, including the impact of deferred taxes, decreased by approximately $0.6 billion. This change impacted the Consolidated Balance Sheet only, with no impact to net income or cash flows.

(e)   The goodwill, intangible assets and other assets increase when compared to Mar. 31, 2006 primarily relates to acquisitions.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Three-months ended Mar. 31
	2007	2006
SUMMARY OF CASH FLOW:
NET CASH PROVIDED BY OPERATING ACTIVITIES	$580	$618
Cash flows from investing activities:
Purchases of property, plant and equipment	(304)	(190)
Acquisitions, net of cash acquired	(55)	(22)
Proceeds from sale of pharmaceuticals business (a)	817	—
Other investing activities	(445)	(376)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	13	(588)
Cash flows from financing activities:
Change in debt	1,061	269
Purchases of treasury stock	(1,164)	(251)
Reissuances of treasury stock	98	100
Dividends paid to stockholders	(350)	(347)
Other financing activities	(9)	1
NET CASH USED IN FINANCING ACTIVITIES	(364)	(228)
Effect of exchange rate changes on cash	21	38
Net increase (decrease) in cash and cash equivalents	250	(160)
Cash and cash equivalents at beginning of period	1,447	1,072
Cash and cash equivalents at end of period	$1,697	$912

3M Company and Subsidiaries

SUPPLEMENTAL CASH FLOW AND

OTHER SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

(Unaudited)

	Three-months ended Mar. 31
	2007	2006
NON-GAAP MEASURES

Free Cash Flow:
Net cash provided by operating activities	$580	$618
Purchases of property, plant and equipment	(304)	(190)
Free Cash Flow (f)	$276	$428

(f)            Free cash flow is not defined under U.S. generally accepted accounting principles (GAAP). Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The company believes free cash flow is a useful measure of performance and uses this measure as an indication of the strength of the company and its ability to generate cash.

Net cash provided by operating activities and Free Cash Flow were negatively impacted by the timing of cash payments associated with certain current and prior period special items as follows:

1.               First-quarter 2007 was negatively impacted by approximately $394 million in tax payments related to the sale of our global branded pharmaceuticals business.

2.               Fourth-quarter 2006 was negatively impacted by approximately $95 in cash paid out for the Brontes Technologies Inc. acquisition.

	Mar. 31
	2007	2006
OTHER NON-GAAP MEASURES:
Net Working Capital Turns (g)	5.0	5.4

(g)         The company uses various working capital measures that place emphasis and focus on certain working capital assets and liabilities. 3M’s net working capital index is defined as quarterly net sales multiplied by four, divided by ending net accounts receivable plus inventory less accounts payable. This measure is not recognized under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

	Three-Months Ended Mar. 31, 2007
Sales Change Analysis	United	Inter-
By Geographic Area	States	national	Worldwide
Volume – organic	2.3%	7.6%	5.6%
Volume – acquisitions	3.1	2.4	2.6
Price	0.8	(1.8)	(0.8)
Local-currency sales (including acquisitions)	6.2	8.2	7.4
Divestitures	(4.2)	(3.5)	(3.8)
Translation	—	4.0	2.5
Total sales change	2.0%	8.7%	6.1%

Sales Change Analysis	Local-				Total
By International	currency	Divest-		Trans-	Sales
Geographic Area	Sales*	itures		lation	Change
Europe, Middle East and Africa	13.3%	(7.0%	)	8.7%	15.0%
Asia Pacific	3.9%	(1.2%	)	1.1%	3.8%
Latin America and Canada	9.1%	(2.5%	)	0.1%	6.7%

*      Including acquisitions – Europe, Middle East and Africa includes a 5.4% benefit.

Worldwide	Local-			Total
Sales Change Analysis	currency	Divest-	Trans-	Sales
By Business Segment	Sales*	itures	lation	Change
Industrial and Transportation	4.0%	—%	2.7%	6.7%
Health Care	20.4%	(24.9% )	4.0%	(0.5% )
Display and Graphics	(0.8% )	—%	1.1%	0.3%
Consumer and Office	8.2%	—%	1.7%	9.9%
Safety, Security and Protection Svcs	15.0%	—%	3.7%	18.7%
Electro and Communications	1.2%	—%	2.4%	3.6%

*Including acquisitions – Health Care includes a 5.6% benefit, related to numerous acquisitions, and a 4.3% benefit from new supply agreements with the new owners of the company’s branded pharmaceutical business; Safety, Security and Protection Services includes a 10.1% benefit from acquisitions, primarily Security Printing and Systems Limited, which was acquired in August 2006.

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

Effective in the first quarter of 2007, 3M made certain changes to its business segments in its continuing effort to drive growth by aligning businesses around markets and customers. Two of the more significant changes were:

•                  The merging of a number of formerly separate Track and Trace efforts into one concerted effort for future growth, resulting in the transfer of certain businesses from both the Industrial and Transportation segment and Electro and Communications segment to the Safety, Security and Protection Services segment.

•                  3M’s Visual Systems business (Consumer and Office segment) transferred to the Electro and Communications segment to leverage common markets, customers, suppliers and technologies.

Segment information for all periods presented has been reclassified to reflect this new segment structure.

BUSINESS
SEGMENT	Three-months ended
INFORMATION	Mar. 31
(Millions)	2007	2006
NET SALES
Industrial and Transportation	$1,785	$1,672
Health Care	962	966
Display and Graphics	921	919
Consumer and Office	814	741
Safety, Security and Protection Services	758	639
Electro and Communications	668	645
Corporate and Unallocated	29	13
Total Company	$5,937	$5,595

OPERATING INCOME
Industrial and Transportation	$411	$380
Health Care	1,062	298
Display and Graphics	295	292
Consumer and Office	177	150
Safety, Security and Protection Services	181	158
Electro and Communications	111	120
Corporate and Unallocated	(136)	(29)
Total Company	$2,101	$1,369

The following items impacted operating income results for the three months ended March 31, 2007. Refer to note (a) for discussion of the sale of 3M’s global branded pharmaceuticals business, which resulted in a pre-tax gain on sale of $786 million (reflected in Health Care segment). Refer to note (b) for discussion of restructuring actions. The Health Care segment included a net pre-tax gain of $7 million, which primarily related to adjustments to restructuring costs that were recorded in the fourth quarter of 2006. The Electro and Communications segment includes a pre-tax restructuring charge of $19 million, primarily related to asset impairment charges. Refer to note (c) for discussion of the $121 million increase in environmental liabilities (reflected in Corporate and Unallocated).

3M Company and Subsidiaries

QUARTERLY DILUTED EARNINGS PER SHARE,

INCLUDING STOCK OPTION IMPACT (h)

(Unaudited)

2006 Diluted EPS	Q1	Q2	Q3	Q4	Year
Reported	$1.17	$1.15	$1.18	$1.57	$5.06
Excluding Special Items (i)	$1.17	$1.05	$1.17	$1.10	$4.49
SFAS 123R impact included in EPS	$(0.02)	$(0.07)	$(0.04)	$(0.04)	$(0.17)

	Actual	Estimated	Estimated	Estimated	Guidance
2007 Diluted EPS	Q1	Q2	Q3	Q4	Year
Reported	$1.85				$5.20-$5.45
Excluding Special Items (i)	$1.28				$4.60-$4.75
SFAS 123R impact included in EPS	$(0.03)	$(0.09)	$(0.04)	$(0.04)	$(0.20)

(h)         3M adopted Statement of Financial Accounting Standards No. 123R effective Jan. 1, 2006, using the modified retrospective method, with prior periods adjusted to give effect to the fair-value-based method of accounting for stock option awards granted in fiscal years beginning on or after Jan. 1, 1995.

(i)             In addition to disclosing results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), the company also discloses non-GAAP results that exclude special items. Special items represent significant charges or credits that are important to an understanding of the company’s ongoing operations. The company provides reconciliations of its non-GAAP financial reporting to the most comparable GAAP reporting. The company believes that discussion of results excluding special items provides a useful analysis of ongoing operating trends. Earnings per share and other amounts before special items are not measures recognized under GAAP. The determination of special items may not be comparable to similarly titled measures used by other companies. Refer to the preceding “Supplemental Consolidated Statement of Income Information” for discussion of special items that impacted the first quarter of 2007. Refer to 3M’s Annual Report on Form 10-K for discussion of special items that impacted 2006.

3M Company and Subsidiaries

NEW ACCOUNTING PRONOUNCEMENTS DISCUSSION

(Unaudited)

In June 2006, the Financial Accounting Standards Board (FASB) issued Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provided guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. This interpretation was effective as of Jan. 1, 2007 and the cumulative effects, which were not material, of applying this interpretation were recorded as an adjustment to retained earnings as of Jan. 1, 2007. The adoption of FIN 48 did not have a material impact on 3M’s consolidated results of operations or financial condition.

Investor Contacts:	Matt Ginter	Media Contact:	Donna Fleming
	3M		3M
	(651) 733-8206		(651) 736-7646

Bruce Jermeland
3M
(651) 733-1807

From:

3M Public Relations and Corporate Communications

3M Center, Building 225-1S-15

St. Paul, MN 55144-1000